Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-257346, 333-238808, 333-218091, and 333-232085) on Form S-8 and (No. 333-238806) on Form S-3 of our report dated March 3, 2021, except as to paragraph (d) of Note 1, which is as of March 10, 2022, with respect to the consolidated financial statements of Red Robin Gourmet Burgers, Inc.

/s/ KPMG LLP

Denver, Colorado
March 10, 2022